                                                                    EXHIBIT 12.1

                  FERRELLGAS PARTNERS, L. P. AND SUBSIDIARIES
                   CALCULATION OF EARNINGS TO FIXED CHARGES
                         (in thousands, except ratios)

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

                                                   Eleven Months    One Month     Pro Forma            Year ended July 31,
                                                       Ended          Ended       Year Ended   -------------------------------------
                                                   June 30, 1994  July 31, 1994  July 31, 1994   1995      1996      1997      1998
Earnings
Pre-tax income from continuing operations            $ 12,337        $(5,026)       $39,909    $23,280   $24,312   $23,218  $ 4,943
Fixed charges (see below)                              55,005          2,779         29,559     33,415    39,686    48,244   52,501
                                                   --------------------------------------------------------------------------------
         Income as adjusted (a)                        67,342         (2,247)        69,468     56,695    63,998    71,462   57,444
                                                   ================================================================================

Fixed Charges
Interest expensed and amortized capitalized
         expenses related to indebtedness              53,693          2,662         28,130     31,993    37,983    45,769   49,129
An estimate of the interest within lease expense        1,312            117          1,429      1,422     1,703     2,475    3,372
                                                   --------------------------------------------------------------------------------
         Fixed Charges (b)                           $ 55,005        $ 2,779        $29,559    $33,415    39,686    48,244   52,501
                                                   ================================================================================

Ratio of Earnings to Fixed Charges (a/b)                  1.2              -            2.4        1.7       1.6       1.5      1.1
                                                   ================================================================================


                                                         Three Months
                                                       ended October 31,
                                                   -------------------------
                                                       1997           1998
Earnings
Pre-tax income from continuing operations            $(13,311)       $(11,221)
Fixed charges (see below)                              12,894          12,606
                                                   --------------------------
         Income as adjusted (a)                          (417)          1,385
                                                   ==========================

Fixed Charges
Interest expensed and amortized capitalized
         expenses related to indebtedness              12,124          11,618
An estimate of the interest within lease expense          770             988
                                                   --------------------------
         Fixed Charges (b)                           $ 12,894         $12,606
                                                   ==========================

Ratio of Earnings to Fixed Charges (a/b)                  ---             ---
                                                   ==========================
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